 Exhibit 99.1
NEWS RELEASE

Date	From
November 5, 2018	Rich Sheffer
NEWS RELEASE	1.727.853.3079
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.

WELBILT REPORTS THIRD QUARTER OPERATING RESULTS

Delivers solid sales growth over prior year; updating full-year sales, margin and EPS guidance

New Port Richey, FL. - November 5, 2018 - Welbilt, Inc. (NYSE:WBT), today announced financial results for its 2018 third quarter.

2018 Third Quarter Highlights

•	Net sales were $412.9 million, an increase of 8.5 percent from prior year; Organic Net Sales increased 3.8 percent

•	Net earnings were $26.8 million, a decrease of 12.7 percent; Adjusted Net Earnings were $35.2 million, an increase of 14.3 percent

•	Diluted net earnings per share were $0.19, a decrease of 13.6 percent; Adjusted Diluted Net Earnings Per Share were $0.25, an increase of 13.6 percent

•	Earnings from operations were $67.7 million, a decrease of 4.2 percent; as a percent of net sales, earnings from operations were 16.4 percent, a decrease of 220 basis points

•
Adjusted Operating EBITDA was $86.7 million, an increase of 5.9 percent; Adjusted Operating EBITDA margin was 21.0 percent, a decrease of 50 basis points and was negatively impacted by 30 basis points from the Crem Acquisition; excluding this impact, Adjusted Operating EBITDA margin decreased 20 basis points

2018 Third Quarter Year-to-Date Highlights

•	Net sales were $1,184.0 million, an increase of 9.7 percent from prior year; Organic Net Sales increased 4.7 percent

•	Net earnings were $51.2 million, a decrease of 22.4 percent; Adjusted Net Earnings were $85.1 million, an increase of 18.4 percent

•	Diluted net earnings per share were $0.36, a decrease of 23.4 percent; Adjusted Diluted Net Earnings Per Share were $0.60, an increase of 17.6 percent

•	Earnings from operations were $164.9 million, an increase of 2.8 percent; as a percent of net sales, earnings from operations were 13.9 percent, a decrease of 100 basis points

•
Adjusted Operating EBITDA was $217.5 million, an increase of 7.8 percent; Adjusted Operating EBITDA margin was 18.4 percent, a decrease of 30 basis points and was negatively impacted by 10 basis points from the Crem Acquisition; excluding this impact, Adjusted Operating EBITDA margin decreased 20 basis points

2018 Guidance

•	Net sales growth: between 8.0 and 10.0 percent (organic +3.0 to +5.0 percent, acquisition +4.0 percent, foreign currency translation +1.0 percent)

•	Adjusted Operating EBITDA margin: between 18.1 and 19.1 percent including a 20 basis point negative impact from the Crem acquisition

•
Adjusted Diluted Net Earnings Per Share: between $0.73 and $0.81 per share; based on a forecast of 141.4 million fully diluted shares outstanding and including a $0.02 benefit from the Crem acquisition; the effective tax rate for 2018 is forecasted to be between 26 and 28 percent excluding a $2.6 million discrete charge for the Tax Cuts and Jobs Act that is added back for Adjusted Diluted Net Earnings Per Share

"We are pleased to deliver another quarter of Organic Net Sales and Adjusted Operating EBITDA growth,” said Josef Matosevic, Welbilt’s interim President and CEO. "Organic Net Sales increased in the Americas segment with continued strong growth in sales to large chain customers and higher KitchenCare® aftermarket sales, which more than offset lower cold-side product sales. In the EMEA segment, Organic Net Sales increased slightly due to higher cold-side product sales. In the APAC segment, Organic Net Sales decreased with lower KitchenCare aftermarket sales and lower cold-side product sales."

“Operationally, Adjusted Operating EBITDA increased year-over-year again for the 13th consecutive quarter driven by the continued solid execution of our Simplification and Right-Sizing initiatives, higher organic sales volumes, improved net pricing and the acquisition of Crem International. Our Adjusted Operating EBITDA margin, excluding the dilutive impact from the acquired business, decreased as these benefits were offset by higher material cost inflation related to recently-enacted tariffs, higher freight costs, and unfavorable product mix within

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Welbilt Reports 2018 Third Quarter Operating Results

individual brands. During the quarter, we implemented additional cost control actions including a small reduction in force and discretionary cost reductions to help us deal with the margin headwinds."

"We are adjusting our 2018 annual net sales guidance today. We have increased the bottom end of our Organic Net Sales guidance range by 100 basis points as we expect to continue benefiting from increased sales to large chain customers globally. We now expect the general market in the Americas to remain stable through the end of the year and to gradually improve in 2019. We anticipate better general market conditions in both EMEA and APAC. For KitchenCare aftermarket sales, the high inventory levels at our channel partners in the Americas have been resolved as evidenced by the growth we experienced in the third quarter; however, KitchenCare will have a tough comparable in the fourth quarter due to last year's strong finish. We adjusted our forecast for foreign currency translation, which we now expect to have a positive 1 percent impact on net sales. We also adjusted our forecast for Crem, which we expect to have a positive 4 percent impact on net sales."

"We are adjusting our 2018 Adjusted Operating EBITDA margin guidance range to now be between 18.1 and 19.1 percent. This new range reflects the expected 20 basis point dilutive impact from the Crem acquisition and the forecasted impact from the recently-enacted section 301 tariffs on purchased component costs. We expect mix to be negative for the year but will be partially offset by the benefits from higher sales volumes. We anticipate driving continued operating improvements through our Simplification and Right-Sizing initiatives. Net pricing improvements and hedging activities are expected to offset most of the inflationary impacts from rising freight costs and from the section 232 tariffs on raw materials. Finally, we plan to keep the cost control measures we implemented in the third quarter in place through the end of the year," concluded Matosevic.

Segment Discussion
Net sales in our Americas segment for the third quarter were $322.8 million, a 6.8 percent increase compared to $302.2 million in last year's third quarter. Third-party Net Sales were $285.0 million, a 4.9 percent increase (+5.4 percent organic, -0.5 percent foreign currency translation) compared to the prior year quarter. The Organic Net Sales increase was primarily driven by increased sales of hot-side products and KitchenCare aftermarket sales, partially offset by lower cold-side product sales. Year-to-date, Americas segment net sales were $931.2 million, a 6.3 percent increase over $875.8 million last year. Third party net sales were $829.7 million, a 6.2 percent increase (+6.0 percent organic, +0.2 percent foreign currency translation). Third quarter adjusted operating EBITDA in the Americas segment was $69.0 million compared to $66.3 million in the third quarter of 2017. As a percentage of net sales, adjusted operating EBITDA margin was 21.4 percent in the third quarter versus 21.9 percent in the same period last year, a decrease of 50 basis points. The decrease in adjusted operating EBITDA margin was primarily driven by unfavorable product mix, material cost inflation and higher freight costs, which were partially offset by higher net pricing and intersegment pricing, benefits from higher volume and savings from our Simplification and Right-Sizing initiatives. Year-to-Date, Americas segment adjusted operating EBITDA was $178.1 million compared to $172.2 million in 2017. As a percentage of net sales, adjusted operating EBITDA margin was 19.1 percent in 2018 versus 19.7 percent in the same period last year.

Net sales in our EMEA segment for the third quarter were $98.5 million, a 22.7 percent increase versus $80.3 million in last year's third quarter. Third-party Net Sales were $78.2 million, a 24.9 percent increase (+1.0 percent organic, +24.7 percent acquisition, -0.8 percent foreign currency translation). The Organic Net Sales increase was driven primarily by higher sales of cold-side products, partially offset by lower hot-side product sales and lower KitchenCare aftermarket sales. Year-to-date, EMEA segment net sales were $278.8 million, a 24.4 percent increase over $224.2 million last year. Third party net sales were $221.9 million, a 24.2 percent increase (+1.1 percent organic, +16.7 percent acquisition, +6.4 percent foreign currency translation). Third quarter adjusted operating EBITDA in the EMEA segment was $16.3 million compared to $17.4 million in the third quarter of 2017. As a percentage of net sales, adjusted operating EBITDA margin was 16.5 percent in the third quarter versus 21.7 percent in the same period last year, a decrease of 520 basis points. The adjusted operating EBITDA margin decrease was primarily driven by intersegment pricing and higher compensation expense, partially offset by benefits from higher volume and savings from our Simplification and Right-Sizing initiatives. Year-to-Date, adjusted operating EBITDA in the EMEA segment was $52.8 million compared to $45.0 million in 2017. As a percentage of net sales, adjusted operating EBITDA margin was 18.9 percent in 2018 versus 20.1 percent in the same period last year.

Net sales in our APAC segment for the third quarter were $60.7 million, a 17.2 percent increase from $51.8 million in last year's third quarter. Third-party Net Sales were $49.7 million, a 7.8 percent increase (-2.4 percent organic, +11.3 percent acquisition, -1.1 percent foreign currency translation). The Organic Net Sales decrease was driven primarily by lower KitchenCare aftermarket sales, and lower sales of Fabristeel and cold-side products. Year-to-date, APAC segment net sales were $161.9 million, a 17.0 percent increase from $138.4 million last year. Third party net sales were $132.4 million, a 10.7 percent increase (+1.2 percent organic, +7.9 percent acquisition, +1.6 percent foreign currency translation). Third quarter adjusted operating EBITDA in the APAC segment was $8.4 million compared to $7.6 million in the third quarter of 2017. As a percentage of net sales, adjusted operating EBITDA margin was 13.8 percent for the third quarter of 2018 versus 14.7 percent for the same period last year, a decrease of 90 basis points. The adjusted operating EBITDA margin decrease was primarily driven by intersegment pricing and higher compensation expense, partially offset by savings from our Simplification and Right-Sizing initiatives. Year-to-Date, adjusted operating EBITDA in the APAC segment was $21.4 million compared to $19.3 million in 2017. As a percentage of net sales, adjusted operating EBITDA margin was 13.2 percent in 2018 versus 13.9 percent for the same period in the prior year.

Tax Cuts and Jobs Act of 2017 Discussion
In December 2017, the U.S. government enacted the Tax Cuts and Jobs Act (the "Tax Act"), and in accordance with applicable guidance, the Company recorded certain provisional estimates in the Company’s consolidated financial statements for the year ended December 31, 2017. During the three and nine months ended September 30, 2018, the Company recorded an additional $2.6 million provisional adjustment related

November 5, 2018
Welbilt Reports 2018 Third Quarter Operating Results

to the remeasurement of the Deemed Repatriation Transition Tax. There were no other changes in provisional adjustments for the reduction in the U.S. corporate income tax rate, cost recovery, valuation allowances or capital requirements. These provisional amounts, including the additional adjustment, are based upon applicable regulations and guidance issued as of September 30, 2018 and remains subject to ongoing review and adjustments following further analysis and the issuance of additional guidance, if any, during the remainder of the measurement period.

Liquidity Discussion
Net cash used in operating activities in the third quarter was $133.3 million compared to $80.7 million in last year's third quarter. Net cash provided by investing activities in the third quarter was $169.1 million compared to $147.7 million in last year's third quarter. Both the current year and prior year amounts for net cash used by operating activities and net cash provided by investing activities reflect the impact of the adoption of Accounting Standards Update 2016-15, which is applicable to accounts receivable securitization programs and requires gross presentation and classification changes between the operating and investing sections on the consolidated statements of cash flows including retrospective recasting of prior period information for comparability. Free Cash Flow was $38.6 million in the quarter versus $60.7 million in last year's third quarter. During the quarter, net borrowings on our debt agreements decreased by $48.2 million compared to a decrease of $38.0 million for the same period last year. Our ending cash and cash equivalents balance was $93.4 million, a decrease of $10.5 million in the quarter primarily due to cash used for debt repayment. The majority of our cash is held by our international subsidiaries. Year-to-Date, net cash used in operating activities was $421.3 million compared to $334.7 million for the same period last year. Year-to-Date, Free Cash Flow was $28.3 million versus $55.8 million in the same period last year.

Statement Regarding Restatements and Revisions to Previously Issued Financial Statements and Preliminary Financial Data
During the third quarter of 2018, the Company identified errors in the tax basis of a foreign subsidiary and incorrect amortization of the intangible assets held by the same entity. These errors, which related to a U.S. tax election made in connection with a 2008 acquisition, impacted the tax determinations of certain intercompany distributions between foreign subsidiaries thereby resulting in an understatement of the U.S. tax liability. In addition, the Company discovered certain intercompany transactions were not recorded on a timely basis. While these intercompany transactions have no impact to the Company’s consolidated pre-tax book income, they do impact the income tax expense. As management determined the impact of these and other previously identified errors to 2016 to be material, it is restating its 2016 financial results. Management is expecting to revise its financial statements for 2017 and 2015. In addition, all previously filed 2018, 2017 and 2016 quarterly information are expected to be revised.

The financial results included in this press release reflect the estimated impact of these restatements and revisions and should be considered preliminary. For reconciliations between previously reported and revised amounts relating to the periods presented in this release, refer to the tables appearing at the end of this press release under the heading “Revision of Prior Period Results.” Additional information regarding the revision will be included in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30. 2018.

As a result of the errors identified, the Company has determined that a material weakness in its internal control over financial reporting related to accounting for income taxes exists. Accordingly, the Company will restate management's report on internal control over financial reporting and its evaluation of disclosure controls and procedures (included in it Annual Report on Form 10-K for the fiscal year ended December 31, 2017) and will receive an adverse opinion on the internal control over financial reporting as of December 31, 2017 from PricewaterhouseCoopers LLP.

For more information, please see the Current Report on Form 8-K that the Company previously filed on November 5, 2018.

Conference Call and Webcast
Welbilt will host a live conference call to discuss its 2018 third quarter earnings on Monday, November 5, 2018 at 10:00 am ET. A live webcast, supplemental presentation slides and replay of the call can be accessed on the Investor Relations page at www.welbilt.com. The webcast replay will be available for 30 days from Monday, November 5, 2018 at 1:00 pm ET. The information on our website is not a part of this release.

About Welbilt, Inc.
Welbilt, Inc. provides the world’s top chefs, premier chain operators and growing independents with industry-leading equipment and solutions. Our innovative products and solutions are powered by our deep knowledge, operator insights, and culinary expertise. Our portfolio of award-winning product brands includes Cleveland™, Convotherm®, Crem®, Delfield®, Frymaster®, Garland®, Kolpak®, Lincoln™, Manitowoc® Ice, Merco®, Merrychef® and Multiplex®. These product brands are supported by two service brands: FitKitchen®, our fully-integrated kitchen systems brand, and KitchenCare®, our aftermarket parts and service brand. Headquartered in the Tampa Bay region of Florida and operating 21 manufacturing facilities throughout the Americas, Europe and Asia, we sell through a global network of over 3,500 distributors and dealers in over 100 countries. We have approximately 5,600 employees and generated sales of $1.45 billion in 2017. For more information, visit www.welbilt.com.

Forward-looking Statements
Certain statements in this press release constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements contained in this press release that are not historical facts are forward-looking statements and include, for example, the Company’s expectations regarding future results, the Company’s full-year financial outlook, descriptions of our operating and strategic plans and any assumptions on which those expectations, outlook or plans are based. Certain of these forward-looking statements can

November 5, 2018
Welbilt Reports 2018 Third Quarter Operating Results

be identified by the use of words such as "anticipates," "believes," "intends," "estimates," "targets," "expects," "could," "will," "may," "plans," "projects," "assumes," "should" or other similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, and our actual results could differ materially from future results expressed or implied in these forward-looking statements. The forward-looking statements included in this release are based on our current beliefs and expectations and speak only as of the date of this release. These statements are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, risks related to acquisitions, including our ability to realize the benefits of acquisitions in a manner consistent with our expectations and general integration risks; risks related to our substantial levels of indebtedness; world economic factors and ongoing economic and political uncertainty; realization of anticipated earnings enhancements, cost savings, strategic options and other synergies and the anticipated timing to realize those enhancements, savings, synergies, and options; our ability to source raw materials and commodities on favorable terms and successfully respond to and manage related price volatility; the ability to generate cash and manage working capital consistent with our stated goals; changes in the interest rate environment and currency fluctuations; the successful development and market acceptance of innovative new products; actions by competitors including competitive pricing; consumer and customer demand for products; compliance with, or uncertainty created by, existing, evolving or new laws and regulations, including recent changes in tax laws, tariffs and trade regulations and enforcement of such laws around the world; the risk that additional information may arise that would require us to make further adjustments or revisions to our financial statements or delay the filing of our financial statements; our ability to successfully remediate the material weaknesses identified in our  internal controls over financial reporting; and those additional risks, uncertainties and factors described in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2017, our Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2018, June 30, 2018 and September 30, 2018 and in our other filings with the Securities and Exchange Commission ("SEC"). We do not intend, and, except as required by law, we undertake no obligation, to update any of our forward-looking statements after the date of this release to reflect any future events or circumstances. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements.

For more information, contact:
Rich Sheffer
Vice President Investor Relations, Risk Management and Treasurer
Welbilt, Inc.
+1 (727) 853-3079
Richard.sheffer@welbilt.com

November 5, 2018
Welbilt Reports 2018 Third Quarter Operating Results

WELBILT, INC.
Consolidated Financial Information
(In millions, except share and per share data, Unaudited)

STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$412.9	$380.4	$1,184.0	$1,079.5
Cost of sales	259.8	236.5	755.4	675.4
Gross profit	153.1	143.9	428.6	404.1
Selling, general and administrative expenses	71.7	66.1	231.0	214.4
Amortization expense	9.9	7.9	27.2	23.4
Separation expense	—	0.3	0.1	1.5
Restructuring expense	3.9	2.8	5.7	8.5
Gain from impairment or disposal of assets — net	(0.1)	(3.9)	(0.3)	(4.1)
Earnings from operations	67.7	70.7	164.9	160.4
Interest expense	23.3	21.7	66.7	65.9
Loss on early extinguishment of debt	—	1.0	—	1.7
Other expense — net	4.9	3.0	28.7	8.2
Earnings before income taxes	39.5	45.0	69.5	84.6
Income taxes	12.7	14.3	18.3	18.6
Net earnings	$26.8	$30.7	$51.2	$66.0
Per share data
Earnings per share — Basic	$0.19	$0.22	$0.37	$0.47
Earnings per share — Diluted	$0.19	$0.22	$0.36	$0.47
Weighted average shares outstanding — Basic	140,154,735	139,162,556	139,955,166	138,978,203
Weighted average shares outstanding — Diluted	141,349,185	140,885,026	141,282,068	140,619,387

November 5, 2018
Welbilt Reports 2018 Third Quarter Operating Results

WELBILT, INC.
Consolidated Financial Information
(In millions, except share and per share data)

BALANCE SHEETS

	September 30,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$93.4	$128.4
Restricted cash	0.3	0.3
Accounts receivable, less allowance of $4.1 and $4.0 at September 30, 2018 and December 31, 2017, respectively	118.4	83.7
Inventories — net	201.2	152.3
Prepaids and other current assets	26.7	19.0
Total current assets	440.0	383.7
Property, plant and equipment — net	116.6	112.2
Goodwill	936.3	846.1
Other intangible assets — net	558.3	461.4
Other non-current assets	37.7	37.0
Total assets	$2,088.9	$1,840.4
Liabilities and equity
Current liabilities:
Accounts payable	$113.2	$103.6
Accrued expenses and other liabilities	151.4	169.5
Short-term borrowings	30.0	—
Current portion of capital leases	0.5	0.7
Product warranties	27.7	24.1
Total current liabilities	322.8	297.9
Long-term debt and capital leases	1,358.7	1,232.2
Deferred income taxes	120.6	91.3
Pension and postretirement health obligations	41.2	48.3
Other long-term liabilities	80.5	67.1
Total non-current liabilities	1,601.0	1,438.9
Commitments and contingencies
Total equity:
Common stock ($0.01 par value, 300,000,000 shares authorized, 140,211,313 shares and 139,491,860 shares issued and 140,211,313 shares and 139,440,470 shares outstanding at September 30, 2018 and December 31, 2017, respectively)	1.4	1.4
Additional paid-in capital (deficit)	(50.3)	(61.0)
Retained earnings	247.7	195.4
Accumulated other comprehensive loss	(33.4)	(32.0)
Treasury stock, at cost, 53,166 shares and 51,390 shares, at September 30, 2018 and December 31, 2017, respectively	(0.3)	(0.2)
Total equity	165.1	103.6
Total liabilities and equity	$2,088.9	$1,840.4

November 5, 2018
Welbilt Reports 2018 Third Quarter Operating Results

WELBILT, INC.
Consolidated Financial Information
(In millions, Unaudited)
STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities
Net earnings	$51.2	$66.0
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation	13.2	12.1
Amortization of intangible assets	27.2	23.4
Amortization of debt issuance costs	4.1	4.0
Loss on early extinguishment of debt	—	1.7
Deferred income taxes	(4.7)	(16.0)
Stock-based compensation expense	4.7	9.2
Gain from impairment or disposal of assets — net	(0.3)	(4.1)
Loss on remeasurement of debt and other realized foreign currency derivative	21.9	—
Changes in operating assets and liabilities, excluding the effects of the business acquisition:
Accounts receivable	(483.0)	(395.5)
Inventories	(34.6)	(18.2)
Other assets	(2.0)	(1.8)
Accounts payable	0.3	(3.3)
Other current and long-term liabilities	(19.3)	(12.2)
Net cash used in operating activities	(421.3)	(334.7)
Cash flows from investing activities
Cash receipts on beneficial interest in sold receivables	463.6	404.6
Capital expenditures	(14.0)	(14.1)
Proceeds from sale of property, plant and equipment	—	12.3
Acquisition of intangible assets	(2.8)	—
Business acquisition, net of cash acquired	(215.6)	—
Settlement of foreign exchange contract	(10.0)	—
Net cash provided by investing activities	221.2	402.8
Cash flows from financing activities
Proceeds from long-term debt	276.0	140.9
Repayments on long-term debt and capital leases	(139.5)	(134.8)
Debt issuance costs	(0.4)	(2.0)
Proceeds from short-term borrowings	30.0	4.0
Exercises of stock options	6.0	3.2
Payments on tax withholdings for equity awards	(2.9)	(4.0)
Net cash provided by financing activities	169.2	7.3
Effect of exchange rate changes on cash	(4.1)	(7.0)
Net (decrease) increase in cash and cash equivalents and restricted cash	(35.0)	68.4
Balance at beginning of period	128.7	60.2
Balance at end of period	$93.7	$128.6
Supplemental disclosures of cash flow information:
Cash paid for income taxes, net of refunds	$33.5	$26.2
Cash paid for interest, net of related hedge settlements	$72.3	$68.2
Supplemental disclosures of non-cash activities:
Non-cash investing activity:
Beneficial interest obtained in exchange for securitized receivables	$522.3	$531.1

November 5, 2018
Welbilt Reports 2018 Third Quarter Operating Results

SEGMENT INFORMATION

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except percentage data)	2018	2017	2018	2017
Net sales:
Americas	$322.8	$302.2	$931.2	$875.8
EMEA	98.5	80.3	278.8	224.2
APAC	60.7	51.8	161.9	138.4
Elimination of intersegment sales	(69.1)	(53.9)	(187.9)	(158.9)
Total net sales	$412.9	$380.4	$1,184.0	$1,079.5

Segment Adjusted Operating EBITDA:
Americas	$69.0	$66.3	$178.1	$172.2
EMEA	16.3	17.4	52.8	45.0
APAC	8.4	7.6	21.4	19.3
Total Segment Adjusted Operating EBITDA	93.7	91.3	252.3	236.5
Corporate and unallocated	(7.0)	(9.4)	(34.8)	(34.7)
Amortization expense	(9.9)	(7.9)	(27.2)	(23.4)
Depreciation expense	(4.5)	(4.1)	(13.2)	(12.1)
Transaction costs(1)	(0.8)	—	(6.7)	—
Separation expense	—	(0.3)	(0.1)	(1.5)
Restructuring expense	(3.9)	(2.8)	(5.7)	(8.5)
Gain from impairment or disposal of assets — net	0.1	3.9	0.3	4.1
Earnings from operations	67.7	70.7	164.9	160.4
Interest expense	(23.3)	(21.7)	(66.7)	(65.9)
Loss on early extinguishment of debt	—	(1.0)	—	(1.7)
Other expense — net	(4.9)	(3.0)	(28.7)	(8.2)
Earnings before income taxes	$39.5	$45.0	$69.5	$84.6
(1) Transaction costs include costs related to inventory fair value purchase accounting adjustments recorded in" Cost of sales" and professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses".

Adjusted Operating EBITDA % by segment (2):
Americas	21.4%	21.9%	19.1%	19.7%
EMEA	16.5%	21.7%	18.9%	20.1%
APAC	13.8%	14.7%	13.2%	13.9%
(2) Adjusted Operating EBITDA % in the section above is calculated by dividing Adjusted Operating EBITDA by net sales for each respective segment.

Net sales by geographic area (3):
United States	$260.2	$248.9	$753.3	$710.3
Other Americas	28.5	23.1	85.3	70.9
EMEA	77.8	62.6	218.5	179.2
APAC	46.4	45.8	126.9	119.1
Total net sales by geographic area	$412.9	$380.4	$1,184.0	$1,079.5
(3) Net sales in the section above are attributed to geographic regions based on location of customer.

November 5, 2018
Welbilt Reports 2018 Third Quarter Operating Results

NON-GAAP FINANCIAL MEASURES

In this release, we use certain non-GAAP financial measures discussed below to evaluate our results of operations, financial condition and liquidity. We believe that the presentation of these non-GAAP financial measures, when viewed as a supplement to our results prepared in accordance with U.S. GAAP, provides useful information to investors in evaluating the ongoing performance of our operating businesses, provides greater transparency into our results of operations and is consistent with how management evaluates operating performance and liquidity. In addition, these non-GAAP measures address questions we routinely receive from analysts and investors and, in order to ensure that all investors have access to similar data we make this data available to all investors. None of the non-GAAP measures presented should be considered as an alternative to net earnings, earnings from operations, net cash used in operating activities, net sales or any other measures derived in accordance with U.S. GAAP. These non-GAAP measures have important limitations as analytical tools and should not be considered in isolation or as substitutes for financial measures presented in accordance with U.S. GAAP. Our use of these terms may vary from the use of similarly-titled measures by other companies due to the potential inconsistencies in the method of calculation and differences due to items subject to interpretation. We do not provide reconciliations of our forward-looking Adjusted Operating EBITDA margin and Adjusted Diluted Net Earnings Per Share guidance, which are presented on a non-GAAP basis, to the most directly comparable GAAP financial measure because the combined impact and timing of certain potential charges or gains is inherently uncertain, outside of the Company’s control and difficult to predict. Such items include, but are not limited to, restructuring expenses, separation expenses, acquisition-related transaction and integration costs, losses on early extinguishment of debt, foreign currency transaction gain or loss, various other charges not reflective of the Company's ongoing operations and the tax impact of such non-GAAP adjustments. Accordingly, we cannot provide reconciliations without unreasonable effort and are unable to determine the probable significance of the unavailable information.

Free Cash Flow

In this release, we refer to Free Cash Flow, which represents net cash used in operating activities less capital expenditures plus cash receipts on our beneficial interest in sold receivables. We believe this non-GAAP financial measure is useful to investors in measuring our ability to generate cash internally to fund initiatives such as debt repayment, acquisitions, dividends and share repurchases. During the first quarter of 2018, we updated our definition of Free Cash Flow to include cash receipts on beneficial interest in sold receivables, which is now recorded in net cash provided by investing activities with the adoption of the accounting guidance in Accounting Standards Update ("ASU") 2016-15 effective January 1, 2018. Free Cash Flow reconciles to net cash used in operating activities presented in accordance with U.S. GAAP as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2018	2017	2018	2017
Free Cash Flow:
Net cash used in operating activities	$(133.3)	$(80.7)	$(421.3)	$(334.7)
Capital expenditures	(6.0)	(5.8)	(14.0)	(14.1)
Cash receipts on beneficial interest in sold receivables	177.9	147.2	463.6	404.6
Free Cash Flow	$38.6	$60.7	$28.3	$55.8

November 5, 2018
Welbilt Reports 2018 Third Quarter Operating Results

Adjusted Operating EBITDA

In addition to analyzing our results on a U.S. GAAP basis, management also reviews our results on an "Adjusted Operating EBITDA" basis. Adjusted Operating EBITDA is defined as net earnings before interest, income taxes, other expense - net, depreciation and amortization plus certain items such as gain or loss from impairment or disposal of assets, restructuring expense, separation expense, loss on early extinguishment of debt and acquisition-related transaction and integration costs. Management uses Adjusted Operating EBITDA as the basis on which it evaluates our financial performance and makes resource allocation and other operating decisions. Management considers it important that investors review the same operating information that it uses. Adjusted Operating EBITDA reconciles to net earnings presented in accordance with U.S. GAAP as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except percentage data)	2018	2017	2018	2017
Adjusted Operating EBITDA:
Net earnings	$26.8	$30.7	$51.2	$66.0
Income taxes	12.7	14.3	18.3	18.6
Other expense — net (1)	4.9	3.0	28.7	8.2
Loss on early extinguishment of debt	—	1.0	—	1.7
Interest expense	23.3	21.7	66.7	65.9
Earnings from operations	67.7	70.7	164.9	160.4
Gain from impairment or disposal of assets — net	(0.1)	(3.9)	(0.3)	(4.1)
Restructuring expense	3.9	2.8	5.7	8.5
Separation expense	—	0.3	0.1	1.5
Amortization expense	9.9	7.9	27.2	23.4
Depreciation	4.5	4.1	13.2	12.1
Transaction costs (2)	0.8	—	6.7	—
Total Adjusted Operating EBITDA	$86.7	$81.9	$217.5	$201.8

Adjusted Operating EBITDA margin (3)	21.0%	21.5%	18.4%	18.7%
(1) Prior year presentation adjusted for three and nine months ended September 30, 2017 by $0.4 million and $1.1 million, respectively. This relates to periodic pension costs that have been reclassified from "Selling, general and administrative expenses" to "Other expense — net" in accordance with the adoption of accounting guidance in ASU 2017-07.
(2) Transaction costs include $0.4 million and $1.9 million related to inventory fair value purchase accounting adjustments recorded in "Cost of sales" for the three and nine months ended September 30, 2018, respectively, and $0.4 million and $4.8 million of professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" for the three and nine months ended September 30, 2018, respectively.
(3) Adjusted Operating EBITDA margin is calculated by dividing Adjusted Operating EBITDA for each period by net sales for the corresponding period.

November 5, 2018
Welbilt Reports 2018 Third Quarter Operating Results

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share

In this release, we refer to Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share. We define Adjusted Net Earnings as net earnings before the impact of certain items, including gain or loss from impairment or disposal of assets, restructuring expense, separation expense, loss on early extinguishment of debt, acquisition-related transaction and integration costs, the Tax Cuts and Jobs Act and foreign currency transaction gain or loss, net of taxes. Adjusted Diluted Net Earnings Per Share for each period represents Adjusted Net Earnings while giving effect to all potentially dilutive shares of common stock that were outstanding during the period. We believe these measures are helpful to investors in assessing our ongoing performance of our underlying businesses before the impact of certain items. Beginning in the second quarter of 2018, we updated our definitions of Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share to exclude foreign currency transaction gains and losses. The prior periods have been revised as necessary to reflect these changes for consistency of presentation. Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Share reconcile to net earnings and diluted net earnings per share, respectively, presented in accordance with U.S. GAAP as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except share data)	2018	2017	2018	2017
Adjusted Net Earnings:
Net earnings	$26.8	$30.7	$51.2	$66.0
Gain from impairment or disposal of assets — net	(0.1)	(3.9)	(0.3)	(4.1)
Restructuring expense	3.9	2.8	5.7	8.5
Separation expense	—	0.3	0.1	1.5
Loss on early extinguishment of debt	—	1.0	—	1.7
Transaction costs (1)	0.8	—	16.7	—
Foreign currency transaction loss (2)	3.0	1.9	13.4	5.0
Tax Cuts and Jobs Act	2.6	—	2.6	—
Tax effect of adjustments (3)	(1.8)	(2.0)	(4.3)	(6.7)
Total Adjusted Net Earnings	$35.2	$30.8	$85.1	$71.9

Adjusted Diluted Net Earnings Per Share:
Diluted net earnings per share	$0.19	$0.22	$0.36	$0.47
Gain from impairment or disposal of assets — net per share	—	(0.03)	—	(0.03)
Restructuring expense per share	0.03	0.02	0.04	0.06
Separation expense per share	—	—	—	0.01
Loss on early extinguishment of debt per share	—	0.01	—	0.01
Transaction costs per share (1)	—	—	0.12	—
Foreign currency transaction loss per share (2)	0.02	0.01	0.09	0.04
Tax Cuts and Jobs Act per share	0.02	—	0.02	—
Tax effect of adjustments per share (3)	(0.01)	(0.01)	(0.03)	(0.05)
Total Adjusted Diluted Net Earnings Per Share	$0.25	$0.22	$0.60	$0.51
(1) Transaction costs include 0.4 million and $1.9 million related to inventory fair value purchase accounting adjustments recorded in "Cost of sales" for the three and nine months ended September 30, 2018; and $0.4 million and $4.8 million of professional services and other direct acquisition and integration costs recorded in "Selling, general and administrative expenses" for the three and nine months ended September 30, 2018, respectively. Also included are losses of $10.0 million for the nine months ended September 30, 2018, related to a foreign currency hedge of the acquisition purchase price of Crem recorded in "Other expense — net".
(2) Foreign currency transaction gains and losses are inclusive of gains and losses on related foreign currency exchange contracts not designated as hedging instruments for accounting purposes.
(3) The tax effect of adjustments is determined using the statutory tax rates for the countries comprising such adjustments.

November 5, 2018
Welbilt Reports 2018 Third Quarter Operating Results

Third-party Net Sales and Organic Net Sales

In this release, we refer to Third-party Net Sales and Organic Net Sales. Third-party Net Sales reflect net sales for the segment excluding intersegment sales. Organic Net Sales reflect net sales before the impact of acquisitions and foreign currency translation. The impact from foreign currency translation is calculated by translating current period balances at prior period rates. We believe these measures are helpful to investors in assessing the ongoing performance of our underlying businesses. Third-party Net Sales and Organic Net Sales reconcile to net sales presented in accordance with U.S. GAAP as follows:

	For the Three Months Ended September 30, 2018 vs. 2017
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	5.4%	1.0%	(2.4)%	3.8%
Impact from acquisition	—%	24.7%	11.3%	5.4%
Foreign currency translation	(0.5)%	(0.8)%	(1.1)%	(0.7)%
Third-party Net Sales	4.9%	24.9%	7.8%	8.5%

	For the Nine Months Ended September 30, 2018 vs. 2017
	Favorable/(Unfavorable)
	Americas	EMEA	APAC	Welbilt
Organic Net Sales	6.0%	1.1%	1.2%	4.7%
Impact from acquisition	—%	16.7%	7.9%	3.7%
Foreign currency translation	0.2%	6.4%	1.6%	1.3%
Third-party Net Sales	6.2%	24.2%	10.7%	9.7%

November 5, 2018
Welbilt Reports 2018 Third Quarter Operating Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2018	2017	2018	2017
Consolidated:
Total sales	$482.0	$434.3	$1,371.9	$1,238.4
Less: Intersegment sales	(69.1)	(53.9)	(187.9)	(158.9)
Net sales (as reported)	412.9	380.4	1,184.0	1,079.5
Less: Crem acquisition	(20.7)	—	(39.3)	—
Organic third-party net sales	392.2	380.4	1,144.7	1,079.5
Foreign currency translation	2.5	—	(14.6)	—
Organic Net Sales	$394.7	$380.4	$1,130.1	$1,079.5

Americas:
Net sales	$322.8	$302.2	$931.2	$875.8
Less: Intersegment sales	(37.8)	(30.5)	(101.5)	(94.5)
Organic third-party net sales(1)	285.0	271.7	829.7	781.3
Foreign currency translation	1.5	—	(1.2)	—
Organic Net Sales	$286.5	$271.7	$828.5	$781.3

EMEA:
Net sales	$98.5	$80.3	$278.8	$224.2
Less: Intersegment sales	(20.3)	(17.7)	(56.9)	(45.6)
Third-party net sales	78.2	62.6	221.9	178.6
Less: Crem Acquisition	(15.5)	—	(29.9)	—
Organic third-party net sales	62.7	62.6	192.0	178.6
Foreign currency translation	0.5	—	(11.4)	—
Organic Net Sales	$63.2	$62.6	$180.6	$178.6

APAC:
Net sales	$60.7	$51.8	$161.9	$138.4
Less: Intersegment sales	(11.0)	(5.7)	(29.5)	(18.8)
Third-party net sales	49.7	46.1	132.4	119.6
Less: Crem Acquisition	(5.2)	—	(9.4)	—
Organic third-party net sales	44.5	46.1	123.0	119.6
Foreign currency translation	0.5	—	(2.0)	—
Organic Net Sales	$45.0	$46.1	$121.0	$119.6
(1) Third-party net sales for the Americas segment are equivalent to Organic third-party net sales for the three and nine months ended September 30, 2018.

November 5, 2018
Welbilt Reports 2018 Third Quarter Operating Results

REVISION OF PRIOR PERIOD RESULTS

The following table sets forth the effects of corrections on our unaudited consolidated statements of operations for three and nine months ended September 30, 2017:

	Three months ended September 30, 2017			Nine months ended September 30, 2017
(in millions)	As Reported	Adjustment	As Revised	As Reported	Adjustment	As Revised
Loss on early extinguishment of debt	$1.0	$—	$1.0	$4.4	$(2.7)	$1.7
Other expense — net(1)	2.6	0.4	3.0	7.0	1.2	8.2
Earnings before income taxes	45.0	—	45.0	82.0	2.6	84.6
Income taxes	11.9	2.4	14.3	13.8	4.8	18.6
Net earnings	33.1	(2.4)	30.7	68.2	(2.2)	66.0

Per share data
Earnings per share - Basic	$0.24	$(0.02)	$0.22	$0.49	$(0.02)	$0.47
Earnings per share - Diluted	$0.24	$(0.02)	$0.22	$0.49	$(0.02)	$0.47
(1) Adjustment includes $0.4 million and $1.1 million for the three and nine months ended September 30, 2017, respectively, for periodic pension costs that have been reclassified from "Selling, general and administrative expenses" to "Other expense — net" in accordance with the adoption of accounting guidance in ASU 2017-07.

The following table summarizes the previously reported balances, adjustments and corrected balances on our consolidated balance sheet by financial statement line item:

	December 31, 2017
(in millions)	As Reported	Adjustment	As Revised
Accrued expenses and other liabilities	$161.7	$7.8	$169.5
Total current liabilities	290.1	7.8	297.9
Deferred income taxes	92.3	(1.0)	91.3
Total non-current liabilities	1,439.9	(1.0)	1,438.9
Additional paid-in capital (deficit)	(63.3)	2.3	(61.0)
Retained earnings	204.5	(9.1)	195.4
Total equity	110.4	(6.8)	103.6